EXHIBIT 99.1
FOR IMMEDIATE RELEASE
KIOR REPORTS THIRD QUARTER FINANCIAL RESULTS
Columbus on Schedule for Production in Second Half of 2012
KiOR continues to expand research and development capabilities
PASADENA, Texas, November 10, 2011 — KiOR, Inc. (NASDAQ: KiOR), a next-generation renewable fuels company, today announced financial results for the third quarter ended September 30, 2011.
For the third quarter of 2011, KiOR reported a net loss of $14.8 million, or $0.15 per share, compared to $10.6 million, or $0.13 per share, for the third quarter of 2010. KiOR’s third quarter 2011 loss includes $1.6 million of non-cash stock-based compensation expense.
KiOR did not recognize revenue during the third quarter of 2011, as its activities remained focused on construction of its first commercial facility in Columbus, Mississippi and research and development (R&D) designed to improve production yields.
R&D expenses were $8.3 million in the third quarter of 2011, an increase from $6.5 million for the same period in 2010, due primarily to the expansion of R&D staff and increased testing activities.
General and administrative expenses for the third quarter of 2011 increased to $5.9 million from $2.8 million for the same period in 2010, primarily due to an increase in non-cash stock-based compensation expense of approximately $1.0 million, with the remaining increase the result of increased headcount and compliance related expenses.
Depreciation and amortization expenses in the third quarter of 2011 increased to $0.6 million, from $0.5 million for the same period in 2010.
Capital investment during the quarter was $53.4 million, substantially all of which related to KiOR’s Columbus facility.
“We have completed more than 40% of the construction of our initial-scale production facility in Columbus, Mississippi, with engineering and procurement work essentially complete,” said Fred Cannon, KiOR’s President and Chief Executive Officer. “The Columbus plant is on track and, as previously communicated, we expect Columbus to commence production during the second half of 2012. We are focused on completing the construction and commissioning of our Columbus facility, investing in R&D and laying the groundwork for our next commercial production facility in Newton, Mississippi, including securing necessary financing,” concluded Cannon.
As of September 30, 2011, KiOR had cash and cash equivalents of $152.2 million. This balance includes $11.2 million net proceeds received by the Company in July as a result of the issuance of 800,000 shares of Class A Common Stock pursuant to the partial exercise of the underwriters’ over-allotment option in the initial public offering.

Conference Call Information
The Company will discuss these results on a conference call scheduled for today at 4:30 p.m. Eastern Time (3:30 p.m. Central Time). To participate via live webcast, please visit: http://investor.kior.com/events.cfm. An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until Tuesday, November 15, 2011 at 11:59 p.m. Eastern Time and can be accessed by dialing 888-203-1112 if you are calling from within the United States or 719-457-0820 if you are calling from outside the United States and entering the replay pass code 5184572. A replay of the webcast will be available on the investor relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About KiOR
KiOR is a development stage next-generation renewable fuels company that has developed a unique two-step proprietary technology platform that converts abundant and sustainable non-food biomass into gasoline and diesel blendstocks that can be transported using the existing fuels distribution system for use in vehicles on the road today. KiOR strives to help ease dependence on foreign oil, reduce lifecycle greenhouse gas emissions and create high-quality jobs and economic benefit across rural communities. For more information, please visit www.KiOR.com.
Forward-Looking Statements
This release contains “forward looking” statements regarding future results and events, including, without limitation, statements about: the construction of and commercialization at our biomass-to-fuel facility in Columbus, Mississippi, potential future sales of our fuels products, and our anticipated future operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward looking statements. The forward looking statements in this press release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward looking statements contained in this press release. Such factors and others are discussed more fully in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q as filed with the United States Securities and Exchange Commission on August 15, 2011, which “Risk Factors” discussion is incorporated by reference in this press release. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results, levels of activity, performance or achievement may vary significantly from what we projected. The Company specifically disclaims any obligation to update these forward looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.

Contact Information:
John H. Karnes, CFO	Erica Mannion, Investor Relations
KiOR, Inc.	Sapphire Investor Relations, LLC
281-694-8811	212-766-1800
Investor.relations@kior.com	Investor.relations@kior.com

KiOR, Inc
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Operating expenses:

Research and development expenses	$(8,269)	$(6,467)	$(23,251)	$(15,088)

General and administrative expenses	(5,905)	(2,821)	(17,267)	(6,169)

Depreciation and amortization expenses	(598)	(458)	(1,684)	(1,143)

Loss from operations	(14,772)	(9,746)	(42,202)	(22,400)
Other income (expense), net:
Interest income	2	20	2	22
Beneficial conversion feature expense related to convertible promissory note	—	—	—	(10,000)
Interest expense, net of amounts capitalized	—	(732)	—	(1,454)
Foreign currency gain (loss)	—	—	—	24
Loss from change in fair value of warrant liability	—	(159)	(6,914)	(2,449)

Other expense, net	2	(871)	(6,912)	(13,857)

Loss before income taxes	(14,770)	(10,617)	(49,114)	(36,257)

Income tax expense — current	—	—	—	—

Net loss	$(14,770)	$(10,617)	$(49,114)	$(36,257)

Deemed dividend related to the beneficial conversion feature of Series C convertible preferred stock	—	—	(19,669)	—

Net loss attributable to stockholders	$(14,770)	$(10,617)	$(68,783)	$(36,257)

Net loss per share of Class A common stock, basic and diluted	$(0.15)	$—	$(0.73)	$—

Net loss per share of Class B common stock, basic and diluted	$(0.15)	$(0.13)	$(0.73)	$(0.51)

Weighted-average Class A and B common shares outstanding, basic and diluted	101,724	15,580	46,096	15,315

KiOR, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$152,223	$51,350
Restricted cash	100	100
Prepaid expenses and other current assets	1165	85

Total current assets	153,488	51,535
Property, plant and equipment, net	125,502	34,880
Intangible assets, net	2,281	2,426
Other assets	300	—

Total assets	$281,571	$88,841

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt, net of discount	$2,617	$4,480
Accounts payable	3,408	3,207
Accrued liabilities	4,358	671
Convertible preferred stock warrants liability	—	3,185

Total current liabilities	10,383	11,543
Long-term debt, less current portion, net of discount	29,082	5,037

Total liabilities	39,465	16,580

Total convertible preferred stock	—	134,384

Total stockholders’ equity (deficit)	242,106	(62,123)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$281,571	$88,841